Exhibit 99.1

NEWS RELEASE

CSL009004

04/06/09

Carlisle Companies to Cease Operations of On-Highway Braking Business

CHARLOTTE, NORTH CAROLINA, April 6, 2009… Carlisle Companies Incorporated (NYSE:CSL) announced today that Motion Control Industries, Inc., a subsidiary of Carlisle, will exit the on-highway friction and brake shoe business and dispose of the assets associated with this business as part of a planned dissolution. Carlisle is presently evaluating the amount of the impairment and severance charges and estimates the after-tax amount in discontinued operations will approximate $4.5 million.

David A. Roberts, Chairman, President and Chief Executive Officer, commented, “Due to the current market conditions, and our desire to minimize any future negative cash flow impact from this operation, we have decided to dispose of the assets of the on-highway friction and brake shoe business.  During the first quarter of 2008, we had placed this operation, along with our power transmission belt business, into discontinued operations.  While we have decided to cease operations of the on-highway friction and brake business, we will continue our efforts to find a buyer for the power transmission belt business.  The power transmission belt business continues to generate positive earnings and cash flow.”

Mr. Roberts also commented, “The decision to cease operations of our on-highway friction and brake shoe business will in no way impact the continued operations of Carlisle Industrial Brake and Friction. CIBF is an innovative braking systems business for off-highway industrial, agricultural and military equipment as well as on-highway and towed vehicle actuation systems.  CIBF was, and will continue to be, operated and managed separately from Carlisle’s other businesses.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, refrigerated truck body, foodservice, aerospace, and test and measurement industries.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com